Exhibit 5.1

June 2, 2023

BiomX Inc.

22 Einstein St., Floor 4

Ness Ziona, Israel 7414003

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) being filed by BiomX Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the re-sale of up to an aggregate of 31,775,477 shares of common stock, $0.0001 par value per share of the Company (the “Common Stock”), consisting of (i) 17,164,763 shares of Common Stock (the “Shares”); and (ii) 14,610,714 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”). Each of such Common Shares and Warrant Shares is to be offered and sold from time to time by the applicable selling stockholders listed in the Registration Statement under the heading “Selling Stockholders”.

We are acting as counsel for the Company in connection with the Registration Statement. We have examined signed copies of the Registration Statement and have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

Based upon and subject to the foregoing, we are of the opinion that:

(1)	The Shares have been validly issued, fully paid and are nonassessable.

(2)	The Warrant Shares have been duly authorized for issuance by the Company, and such Warrant Shares, when issued and paid for by the holders of the Pre-Funded Warrants pursuant to the terms of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable shares of Common Stock

The opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur (which may have retroactive effect).

This opinion is rendered to you in connection with the filing of the Registration Statement. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (A) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (B) this opinion may be relied upon by purchasers and holders of the securities covered by the Registration Statement currently entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP